Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Digital Brands Group, Inc.:

We consent to the incorporation by reference in this 8-K of Digital Brands Group, Inc., of our report dated September 2, 2021, with respect to the financial statements of Mosbest, LLC, dba Stateside, as of December 31, 2020, and the related statements of operations, member’s equity, and cash flows for the year ended December 31, 2020.

/s/ ArmaninoLLP
Los Angeles, California

November 1, 2021